Exhibit 21.1

List of Subsidiaries of the Registrant

RichLegend Holdings Limited (British Virgin Islands)

Fenbo Industries Limited (Hong Kong)

Able Industries Limited (Hong Kong)

Fenbo Plastic Products Factory (Shenzhen) Ltd (PRC)